Exhibit 99.1

News Release

TranSwitch Corporation Receives Nasdaq Minimum Bid Price Non-Compliance Letter

SHELTON, CT — December 6, 2012 — TranSwitch Corporation (Nasdaq: TXCC) (the “Company”), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced that it received a letter on December 4, 2012, from the Nasdaq Capital Market indicating that the Company no longer meets the minimum bid price requirement for continued listing on the Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”). The notice stated that the bid price of the Company's common stock has closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The Nasdaq notice has no immediate effect on the listing of the Company's common stock.

In accordance with Nasdaq rules, the Company has 180 calendar days to regain compliance with the Rule. If at any time before June 3, 2013, the bid price of the Company’s common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has regained compliance with the Rule.

In the event the Company does not regain compliance with the Rule prior to June 3, 2013, Nasdaq will notify the Company that its securities are subject to delisting. However, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If such application to the Nasdaq Capital Market is approved, then the Company may be eligible for an additional grace period. However, if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting. The Company may, at that time, appeal the Nasdaq determination to a Nasdaq Hearing Panel. Such an appeal, if granted, would stay delisting until a Panel ruling.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements.

About TranSwitch Corporation

TranSwitch Corporation (Nasdaq: TXCC) provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets.  For the customer-premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications. We also provide a family of best-in-class communications processors.  For the network infrastructure market, we provide integrated multi-core network processor System-on-a-Chip (SoC) solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia applications.   TranSwitch’s customers are leading consumer electronics and telecom equipment companies around the globe.  To learn more, please visit http://www.transwitch.com or follow us on Facebook or Twitter.

TranSwitch Forward Looking Statements

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, if any, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results, involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks in technology development and commercialization; risks of failing to attract and retain key managerial and technical personnel; risks relating to TranSwitch’s available cash; risks associated with acquiring new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

Source: TranSwitch Corporation

TranSwitch is a registered trademark of TranSwitch Corporation.

Contact:

TranSwitch Corporation
Robert A. Bosi, 203.929.8810 ext. 2465
Vice President and Chief Financial Officer
or
Mary Lombardo, 203.929.8810 ext. 2254
Investor Relations